For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA TO SELL ITS NON-GAMING MANUFACTURING OPERATIONS IN AUSTRALIA AND
RELOCATE PRODUCTION OF ITS DOLPHIN GAMING CHIPS AND PLAQUES TO HONG KONG

- Relocation of Dolphin Gaming Chips and Plaques Expected to Provide Attractive Cost Savings and Enhance Strategic Positioning in Key Markets –

Hong Kong – February 27, 2013 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today announced it plans to sell its non-gaming manufacturing operations of its wholly-owned Dolphin Products subsidiary in Melbourne, Australia (“Dolphin Australia”) in a management-led buyout and relocate its manufacturing operations for its gaming chips and plaques to a high-tech and high-security facility in Hong Kong. These actions enable the Company to exit a non-core, legacy business and are expected to enhance the profitability of its higher potential gaming chips and plaques division and better penetrate and service the growing Asian gaming markets. Dolphin Australia presently manufactures and sells a comprehensive suite of RFID and traditional gaming chips and plaques with state-of-the-art security features as well as plastic components primarily for the automotive industry. Both gaming chips and plaques and the non-gaming businesses, referred to on a combined basis as “Other Products” in the Company’s financial statements, contributed $7.9 million in revenue for the first nine months of 2012.

Over the last several years, the Company has made a strategic shift in focus of its “Other Products” operations toward the manufacture and sale of gaming chips and plaques and away from the lower-margin, non-gaming plastic components. With investments in gaming product development and targeted marketing programs, the Company has made significant progress in further strengthening its existing customer relationships in its core gaming markets of Australia and Macau and broadening its customer base in existing and new geographies, such as the Philippines and Indo-China. As a result, the Company has achieved strong improvement in gaming chip and plaque revenue, which reached approximately $3.2 million for the first nine months of 2012 compared to approximately $756,000 for the same period in 2011.

After reviewing its other alternatives, such as liquidation of the non-gaming business or the possibility of selling it to an unrelated third party, the Company has elected to sell the non-gaming manufacturing operations in a management-led buyout to Dolphin Australia’s existing general manager of operations. Total consideration for the sale of these assets is AUD$350,000 (approximately US$361,000 based on conversion rates as of February 22, 2013) to be paid upon completion of the transaction on or before March 28, 2013. Prior to completion, all business and assets that relate

- more –

EGT to Relocate Dolphin Gaming Operations to Hong Kong, 2/27/2013	page 2

to the gaming chip and plaque production operations, including but not limited to, the equipment and tooling, finished goods, work-in-progress, raw materials, business orders, technology know-how and related intellectual property rights, will be transferred to the new Dolphin operations in Hong Kong. For a period of up to five years after the completion of the sale, the non-gaming operations under the new ownership will not be permitted to engage in the gaming business in Australia and certain countries in Asia. The Company will terminate the employment of all existing Dolphin Australia employees, including the existing general manager of operations, and pay the severance costs to them as part of the transaction although some of them may be re-employed in the non-gaming operations under the new ownership.

The Company expects to record one-time cash costs associated with the sale and relocation, which include severance and new facility set-up, of approximately $1.7 million, net of the consideration for the sale of the non-gaming manufacturing assets. These costs will be incurred in 2013 and will be funded from the Company’s available working capital. The Company expects the new Dolphin facility in Hong Kong to commence operations in the second quarter of 2013 and that there should be minimal to no disruption in fulfilling gaming chip and plaque orders during the transition of the relocation.

During 2012, the Company made investments in new equipment and the development of in-house manufacturing processes for Dolphin Australia to improve production efficiency and capacity. The benefits of those investments will be retained and transferred to the new Hong Kong facility. The relocation of gaming chip and plaque production to Hong Kong is anticipated to further enhance production efficiencies, escalate the development of its product range and high-security features by availing the Company to greater high-tech resources, improve monitoring and controls, and reduce estimated annual overhead costs by over $1 million. The cost reductions are primarily related to payroll (average hourly casual labor rate in Australia is approximately $20 compared to $5 in Hong Kong) and administration by consolidating certain support functions. The Company believes that these efforts will enable it to maintain the price competitiveness of its gaming products and broaden and deepen its customer relationships in the growing gaming markets in Asia.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We believe that the management-led buyout of the non-gaming manufacturing operations presents an ideal exit of this non-core, lower-margin business for the Company and enables us to focus our resources on our gaming chips and plaques, which we believe offer great potential. Not only does the sale provide capital to help offset costs related to the relocation of the gaming chip and plaque facilities but it also allows for a certain number of existing Dolphin Australia employees to maintain employment in the non-gaming operations under the new ownership and the potential to have continued support and assistance from the existing Dolphin Australia management team during the relocation and transition period.

“With our comprehensive suite of products, strong relationships, and market presence in the attractive Asian gaming markets, we believe we are well positioned to capitalize on the future growth opportunities for gaming chips and plaques. The labor cost savings and production efficiencies resulting from the relocation of these facilities combined with the benefits of our prior investment provide the potential to make Dolphin’s gaming chips and plaques a meaningful contributor to the Company’s long-term earnings.”

- more –

EGT to Relocate Dolphin Gaming Operations to Hong Kong, 2/27/2013	page 3

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s gaming chips and plaques operations, the timeline and working capital requirements to commence operation of the new Hong Kong facility and sale of the non-gaming products business, the ability to minimize any business disruption due to the relocation of gaming chips and plaques, the expected benefits from the sale of the non-gaming products business and relocation of the gaming chips and plaques operations to Hong Kong, growth of the gaming industry in Asia, and the prospects for the expanded customer base for the Company’s gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s incursion of relocation and severance costs in excess of that presently expected, ability to obtain the needed licenses and building permits for the new facility on a timely basis or at all, complete construction and development of the new facility on budget and in a timely manner, identify and implement successful marketing and promotional strategies and, obtain and fulfill significant purchase orders from existing and new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

# # #